EXHIBIT 99.1

FortuNet Reports First Quarter 2009 Results

LAS VEGAS, May 13, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today filed with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended March 31, 2009.

The Company's revenue increased during the quarter as compared to the same quarter in the prior year. Specifically, for the quarter ended March 31, 2009 the sales were $4.14 million as compared with the sales of $4.12 million for the same quarter of last year, an increase of approximately 0.5%. The earnings per share for the current quarter are 2 cents, compared to 8 cents for the same quarter of the previous year.

CONTACT: FortuNet, Inc.
         Investor Contact:
         Jack Coronel
         (702) 796-9090
         jack@fortunet.com